November 21, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2023 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for October 2023, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“While advisor retention and recruiting remained solid across our multiple affiliation options, client assets decreased compared to the preceding month driven primarily by declines in the equity markets in October,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances increased 1% over September, with ESP balances growing to $14.0 billion and cash sweep balances flat compared to the prior month, although cash sorting activity continued in November. Our investment banking pipeline remains healthy, however, closings across the industry remain challenged in the current market environment.”

Operating Data

	As of			% change from
$ in billions	October 31, 2023	October 31, 2022	September 30, 2023	October 31, 2022	September 30, 2023
Client assets under administration	$1,239.2	$1,149.5	$1,256.5	8%	(1)%
Private Client Group assets under administration	$1,185.1	$1,095.0	$1,201.2	8%	(1)%
Private Client Group assets in fee-based accounts	$670.0	$618.2	$683.2	8%	(2)%
Financial assets under management	$196.5	$181.3	$196.4	8%	—%

Bank loans, net	$43.8	$43.6	$43.8	—%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances	$56.9	$63.4	$56.4	(10)%	1%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.24 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.